Grant Thornton

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2010, accompanying the consolidated financial statements and schedules included in the Annual Report of Data I/O Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in this Registration Statement of Data I/O Corporation on Form S-8.

Grant Thornton LLP

Seattle, Washington
May 10, 2010